Exhibit 99.3
SOONER HOLDINGS, INC.
(SUCCESSOR OF SHISHI FEIYING PLASTIC CO., LTD.)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010
(Amounts expressed in US Dollars)

	Historical	Historical	Pro Forma		Combined
	SHISHI FEIYING PLASTIC CO., LTD.	SOONER HOLDINGS, INC.	Adjustments	Note	Pro Forma
		(unaudited)	(unaudited)		(unaudited)
Assets
Current assets:
Cash and restricted cash	1,221,892	2,213	(2,213)	B	1,221,892
Accounts receivable	6,171,639	-			6,171,639
Prepaid expenses and other assets	555,283	-			555,283
Related party receivable	1,334,545	-			1,334,545
Inventories	6,968,039	-			6,968,039

Total current assets	16,251,398	2,213			16,251,398

Deposit for construction in progress	8,074,441				8,074,441
Plant and equipment, net	11,589,924	-			11,589,924
Land use rights, net	1,793,496	-			1,793,496
Long-term investment	151,722	-			151,722

Total assets	37,860,981	2,213			37,860,981

Liabilities and stockholders' Equity (deficit)

Liabilities:
Short-term loans and notes payable	11,586,254	-			11,586,254
Related party payable	198,756	102,367	(102,367)	B	198,756

Accounts payable and accrued expenses	2,447,151	68,602	(68,602)	B	2,447,151
Customer deposits	925,352				925,352
Income tax payable	1,814,856	-			1,814,856

Total liabilities	16,972,369	170,969			16,972,369

Shareholders' equity (Deficit)
Common stock, $0.001 par value 100,000,000 shares authorized 12,688,016 shares issued and outstanding	-	12,688	(11,994)	C	19,894
			19,200	D
Series A Preferred stock, $0.001 par value 10,000,000 shares authorized, 19,200 shares issued and outstanding			2	A	-
			(2)	D
Owner's capital	9,113,759	-	(9,113,759)	E	-
Additional paid in capital	-	6,197,690	138,857	B	9,091,310
			11,994	C
			(19,200)	D
			2,761,969	E
Capital Surplus	27,344	-	(27,344)	E	-
Retained earnings (Accmulated deficit)	10,607,267	(6,379,134)	29,899	B	10,637,166
			6,379,134	E
Accumulated other comprehensive income	1,140,242	-			1,140,242

Total equity	20,888,612	(168,756)			20,888,612

Total liabilities and equity	37,860,981	2,213			37,860,981

SOONER HOLDINGS, INC.
(SUCCESSOR OF SHISHI FEIYING PLASTIC CO., LTD.)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010
(Amounts expressed in US Dollars)
	Historical	Historical	Pro Forma		Combined
	SHISHI FEIYING PLASTIC CO., LTD.	SOONER HOLDINGS, INC.	Adjustments	Note	Pro Forma
		(unaudited)	(unaudited)		(unaudited)

Revenues	33,062,267	-			33,062,267

Cost of revenues	24,718,136	-			24,718,136

Gross profit	8,344,131	-			8,344,131

Operating expenses:
Selling	510,366	-			510,366
General and administrative	617,383	21,327	(21,327)	(b)	617,383

Total operating expenses	1,127,749	21,327			1,127,749

Income from operations	7,216,382	(21,327)			7,216,382

Other income (expense):
Interest expense and bank fees	(582,447)	(8,572)	8,572	(b)	(582,447)
Other income (expense), net	(833)	-			(833)

Total other income (expense)	(583,280)	(8,572)			(583,280)

Income before provision for income taxes	6,633,102	(29,899)			6,633,102

Provision for income taxes	830,247	-			830,247

Net income (loss)	5,802,855	(29,899)			5,802,855